Exhibit 2.2

LIMITED LIABILITY COMPANY INTERESTS

PURCHASE AGREEMENT

by and among

WHITE RIVER CAPITAL, INC.

COASTAL CREDIT, LLC

and

THE MEMBERS OF

COASTAL CREDIT, LLC

Dated as of March 9, 2005 9

TABLE OF CONTENTS

1.		DEFINITIONS	5

2.		SALE AND TRANSFER OF INTERESTS; CLOSING	12
	2.1	INTERESTS	12
	2.2	PURCHASE PRICE	12
	2.3	CLOSING	13
	2.4	CLOSING OBLIGATIONS	13
	2.5	INCOME TAX CHARACTERIZATION; PURCHASE PRICE ALLOCATION	15

3.		REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15
	3.1	ORGANIZATION AND GOOD STANDING	15
	3.2	AUTHORITY; NO CONFLICT	16
	3.3	CAPITALIZATION	17
	3.4	FINANCIAL STATEMENTS	17
	3.5	OFFICES AND OTHER PROPERTIES; ENCUMBRANCES	18
	3.6	NO UNDISCLOSED LIABILITIES	19
	3.7	TAXES	19
	3.8	NO MATERIAL ADVERSE EFFECT	20
	3.9	EMPLOYEE BENEFITS	20
	3.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	22
	3.11	LEGAL PROCEEDINGS; ORDERS	23
	3.12	ABSENCE OF CERTAIN CHANGES AND EVENTS	23
	3.13	CONTRACTS	24
	3.14	INSURANCE	26
	3.15	ENVIRONMENTAL MATTERS	27
	3.16	EMPLOYEES	27
	3.17	LABOR RELATIONS; COMPLIANCE	27
	3.18	INTELLECTUAL PROPERTY	28
	3.19	PAYMENT OF INTERCOMPANY ACCOUNTS	28
	3.20	AFFILIATE TRANSACTIONS	28
	3.21	BROKERS OR FINDERS	29
	3.22	BOOKS AND RECORDS	29
	3.23	RELATIONSHIPS WITH RELATED PERSONS	29

4.		REPRESENTATIONS AND WARRANTIES OF THE SELLERS	29
	4.1	SELLER'S INTEREST	29
	4.2	PAYMENT OF INTERCOMPANY ACCOUNTS	29
	4.3	AFFILIATE TRANSACTIONS	29
	4.4	BROKERS OR FINDERS	30
	4.5	RELATIONSHIPS WITH RELATED PERSONS	30

5.		REPRESENTATIONS AND WARRANTIES OF THE BUYER	30
	5.1	ORGANIZATION AND GOOD STANDING	30
	5.2	AUTHORITY; NO CONFLICT	31
	5.3	INVESTMENT INTENT	32
	5.4	CERTAIN PROCEEDINGS	32
	5.5	BROKERS OR FINDERS	32

6.		CONDUCT OF BUSINESS PENDING CLOSING	32
	6.1	COVENANTS OF THE COMPANY	32
	6.2	COVENANTS OF THE BUYER	34
	6.3	NO SOLICITATION; CONFIDENTIALITY	35

7.		ADDITIONAL AGREEMENTS	36
	7.1	ACCESS TO COMPANY INFORMATION	36
	7.2	ACCESS TO BUYER INFORMATION	36
	7.3	NO TRANSFER OR ENCUMBRANCES	36
	7.4	TAX MATTERS	36
	7.5	FILING OF REGISTRATION STATEMENT	39
	7.6	ARRANGEMENTS FOR FUNDING OF CONTEMPLATED TRANSACTIONS	37

8.		CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES	37
	8.1	THE BUYER	37
	8.2	THE COMPANY	39
	8.3	EACH SELLER	39

9.		SELLERS' REPRESENTATIVE	40

10.		TERMINATION	40

11.		TAX MATTERS	41
	11.1	PREPARATION AND FILING OF TAX RETURNS	42
	11.2	COOPERATION ON TAX MATTERS; TAX AUDITS	43

12.		COVENANTS SUBSEQUENT TO THE CLOSING DATE	43
	12.1	FURTHER ASSURANCES	43
	12.2	INSPECTION AND PRESERVATION OF RECORDS	43

13.		INDEMNIFICATION; REMEDIES	45
	13.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	45
	13.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	46
	13.3	SURVIVAL AND TIME LIMITATIONS	46
	13.4	LIMITATIONS ON AMOUNT - SELLERS	47
	13.5	EXCLUSIVE REMEDY	47
	13.6	LOST PROFITS AND SPECIAL DAMAGES	47
	13.7	PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS	47
	13.8	PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS	48

14.		GENERAL PROVISIONS	48
	14.1	EXPENSES	48
	14.2	PUBLIC ANNOUNCEMENTS	49
	14.3	GOVERNING LAW	49
	14.4	DISPUTE RESOLUTION	49
	14.5	NOTICES	50
	14.6	WAIVER	51
	14.7	ENTIRE AGREEMENT AND MODIFICATION	52
	14.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	52
	14.9	SEVERABILITY	52
	14.10	SECTION HEADINGS, CONSTRUCTION	52
	14.11	TIME OF ESSENCE	53
	14.12	COUNTERPARTS	53
	14.13	DISCLOSURE LETTERS	53

Schedules
Schedule A	Interests Held in Coastal Credit, LLC

Exhibits
Exhibit 2	Form of Assignment Agreement
Exhibit 2.4(b)	Form of Company Counsel's Legal Opinion
Exhibit 2.4(c)	Form of Buyer's Counsel's Legal Opinion
Exhibit 2.5	Tax Purchase Price Allocation

LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT

        This Limited Liability Company Interests Purchase Agreement (“Agreement”) is made as of March 9, 2005, by and among White River Capital, Inc., an Indiana corporation (“Buyer”), Coastal Credit, LLC, a Virginia limited liability company (“Company”), and each of the holders of membership interests in the Company listed on the signature page of this Agreement (each referred to herein as a “Seller” and collectively as the “Sellers”).

RECITALS

        The Buyer has entered into a plan of share exchange, dated March 9, 2005 (the “Plan of Exchange”), with Union Acceptance Corporation, an Indiana corporation (“UAC”), pursuant to which the Buyer will issue shares of its common stock in exchange for all of the issued and outstanding shares of common stock of UAC.

        The Buyer intends to offer and sell additional shares of its common stock to the UAC shareholders and possibly to other new investors in a subscription offering (the “Subscription Offering”) and to use the proceeds of the Subscription Offering to pay the cash consideration to be paid pursuant to this Agreement.

        Subject to the consummation of the Plan of Exchange and the closing of the Subscription Offering and the proceeds of the Subscription Offering and a related placement of its secured notes being in an amount sufficient to pay the cash consideration, the Buyer desires to purchase all of the equity interests and all rights related thereto, including but not limited to, all voting rights, rights to participate in management and rights to all profits and losses (the “Interests”) of the Company, subject to the terms and conditions of this Agreement.

        Each Seller is a member of the Company and owns of record and beneficially the number and percentage of the Interests indicated on Schedule A to this Agreement (the “Seller’s Interest”).

        Each Seller desires to sell the Seller’s Interest to the Buyer, and the Buyer desires to purchase from each Seller all of such Seller’s Interest, subject to the terms and conditions of this Agreement.

        The Company desires for the Buyer to purchase the Interests.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Affiliate”— of a specified Person is a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement”— as defined in the first paragraph of this Agreement.

“Annual Financial Statements” — as defined in Section 3.4.

“Applicable Contract” — any Contract, including without limitation any Finance Contract, (a) under which the Company or the Buyer has or may acquire any rights, (b) under which the Company or the Buyer has or may become subject to any obligation or liability, or (c) by which the Company or the Buyer or any of the assets owned or used by it is or may become bound.

“Assignment Agreement” — as defined in Section 2.4.

“Business Employee” — as defined in Section 3.16.

“Buyer”— as defined in the first paragraph of this Agreement.

“Buyer Disclosure Letter”— the disclosure letter delivered by the Buyer to the Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Persons”–as defined in Section 13.1.

“Buyer Officer” — an incumbent officer of Buyer at the time of determination, including, without limitation, Mark R. Ruh or John M. Eggemeyer.

“Case”– shall mean the bankruptcy case of Union Acceptance Corporation pending in the United States Bankruptcy Court, Southern District of Indiana, Indianapolis Division, Case No.: 02-19213.

“Cash Consideration” — as defined in Section 2.2(a)

“Class 2A Claimants”– shall mean any general unsecured creditors of UAC who hold unpaid allowed claims under the Plan of Reorganization within Class 2A as described therein.

“Class 3 Claimants”– shall mean any holders of restructured senior notes (and related accrual notes) issued pursuant to the Plan of Reorganization.

“Class 4 Claimants”– shall mean any holders of restructured subordinated notes (and related accrual notes) issued pursuant to the Plan or Reorganization.

“Closing”— as defined in Section 2.3.

“Closing Date” — as defined in Section 2.3.

“Company”— as defined in the Recitals.

“Company Disclosure Letter”—the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plans”—each Employee Benefit Plan in which the Business Employees participate or are eligible to participate.

“Company Manager” — an incumbent manager of the Company at the time of determination including, without limitation, William E. McKnight or M. Deborah Blaker.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract”—any agreement, contract, lease, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contemplated Transactions”— all of the transactions contemplated by this Agreement, including without limitation, the purchase of the Interests and the performance by the Buyer, the Company and each Seller of their respective obligations under this Agreement and all other documents and agreements related to this Agreement. The “Contemplated Transactions” include the Plan of Exchange, the Subscription Offering, the Note Placement and the Noteholder Buyout.

“Copyrights”— all copyrights in both published and unpublished works owned, used, or licensed by a Company as licensee or licensor.

“Damages”— as defined in Section 13.1.

“Employee Benefit Plan” — as defined in Section 3.9.

“Employee Retention Bonuses” – cash bonus compensation to be awarded, contingent on Closing of the Contemplated Transactions, in the aggregate of up to $1 million, to be allocated to management personnel (other than Mr. McKnight) and key employees of the Company as directed by the Company’s Board of Managers.

“Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, or right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”— soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Law”— any Legal Requirement that regulates any Hazardous Activity or Hazardous Material or prohibits any Hazardous Activity.

“ERISA”— the Employee Retirement Income Security Act of 1974 or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Facilities”— any real property, leaseholds or other interests owned or operated by the Company and any buildings, plants or structures owned or operated by the Company.

“Finance Contract” — a motor vehicle installment sales contract that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.

“GAAP”— generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authorization” — any approval, consent, license, title, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government; or

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, unit, official, or entity and any court or other tribunal).

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Material”— any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof.

“Holdback Amount” — as defined in Section 2.2(c).

“Initial Notice”— as defined in Section 14.3(b).

“Intellectual Property Assets”— the Marks, Patents, Copyrights, Know-How, and Internet domain names or websites.

“Intercompany Accounts”— as defined in Section 3.19.

“Interests”—as defined in the Recitals of this Agreement.

“IRC”— the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”— the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Know-How”— all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blueprints owned, used, or licensed by the Company as licensee or licensor.

“Knowledge”— “Knowledge” means actual knowledge after reasonable investigation.

“Legal Requirement”— any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty.

“Marks”— all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications owned, used, or licensed by the Company as licensee or licensor.

“Material Adverse Effect”—a material adverse change in the business, operations or results thereof, properties, assets, or condition (financial or otherwise) of the subject person, considered as a whole.

“Most Recent Financial Statements” — as defined in Section 3.4.

“Noteholder Buyout”– The transactions contemplated in the Memorandum of Understanding dated, February 15, 2005, among Buyer, UAC and the Plan Committee established under the Plan of Reorganization, and the related Note Tender Agreements between Buyer and the Class 3 Claimants and Class 4 Claimants who hold UAC’s restructured senior, subordinated and accrual notes.

“Note Placement” – issuance and sale of up to approximately $15.0 million in principal amount of Buyer’s secured senior notes pursuant to the Note Purchase Agreement dated March 9, 2005 with Richard M. DeVos Charitable Lead Annuity Trust No. 2.

“Order”— any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”— means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and articles or organization of a limited liability company; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Patents”— all patents, patent applications, and inventions and discoveries that may be patentable, owned, used, or licensed by a person as licensee or licensor.

“Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”— as defined in Section 3.9.

“Plan of Exchange” – as defined in the Recitals.

“Plan of Reorganization” – shall mean second amended plan of reorganization dated August 6, 2003 filed by UAC in the Case, as it may have been amended, clarified, and/or modified at or in connection with the hearing on confirmation.

“Proceeding”— any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” — as defined in Section 3.16(b).

“Proposed Acquisition Transaction” — as defined in Section 6.3(a).

“Purchase Price”— as defined in Section 2.2.

“Qualified Plans”— as defined in Section 3.9(f).

“Release”— any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the Environment.

“Registration Statement” — as defined in Section 7.5.

“Related Security” — all security documents, including without limitation, Uniform Commercial Code Financing Statements, evidencing a security interest in a Finance Contract.

“Representative”— with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents” — as defined in Section 3.2.

“Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller”and “Sellers”—as defined in the first paragraph of this Agreement.

“Seller Indemnified Persons” — as defined in Section 13.2.

“Seller Tax Return”— shall mean any federal income tax return, or any state income or franchise tax or other Tax Return measured in whole or in part by reference to the income of the Company determined on a pass-through basis (i.e., whereby the Members of the Company, and not the Company itself, are responsible for the remittance of the Tax associated with such return), attributable to periods ending on or before the Closing Date.

“Seller’s Disclosure Letter” — the disclosure letter delivered by each of the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Seller’s Interest” — as defined in the Recitals of this Agreement.

“Seller’s Percentage Interest” — for each Seller, the percentage calculated by dividing (a) such Seller’s Interest by (b) the total Interests held by all holders of Interests in the Company.

“Seller’s Representative” — John W. Rose or his successor in such capacity appointed by Sellers who, at Closing, held a majority of the outstanding Company Interests, such appointment to be effected by written notice given by such Sellers to Buyer, all other Sellers and the incumbent Seller’s Representative.

“Settlement Agent”— as defined in Section 14.3(b).

“Subscription Offering”—as defined in the Recitals.

“Subsidiary”– means any corporation, trust, association, partnership or other business entity of which more than 50% of the total voting power of shares of stock or other interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Buyer or one or more of the other Subsidiaries or a combination thereof.

“Taxes”— any federal, state, local, provincial, territorial and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including without limitation, property, transfer (other than all transfer or similar taxes payable in connection with the transactions to be consummated pursuant to this Agreement), occupation, service, license, payroll, franchise, excise, goods and services, health, withholding, ad valorem, severance, documentary stamp, gains, premium, bulk transfer, windfall profit, employment, rent or other tax (including any amount in respect of, or attributable to, Taxes imposed under Treasury Regulations 1.1502-6 or similar provisions of state, local or foreign law, by contract or otherwise), governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine, or penalty thereon, addition to tax, additional amount, deficiency, assessment or government charge imposed by any federal, state, provincial, territorial, local or foreign taxing authority.

“Tax Audit”— as defined in Section 11.2(b).

“Tax Notice”— as defined in Section 12.2(c).

“Tax Package” — as defined in Section 11.2(c).

“Tax Return”— any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority”— as defined in Section 11.2(a).

“Threshold”— as defined in Section 13.4.

“UAC”— as defined in the first paragraph of the Recitals.

2. SALE AND TRANSFER OF INTERESTS; CLOSING

        2.1 INTERESTS

        Subject to the terms and conditions of this Agreement, at the Closing, each Seller agrees to sell, assign, convey, transfer and deliver such Seller’s Interest, free and clear of any and all Encumbrances, to the Buyer, and the Buyer agrees to purchase and acquire each Seller’s Interest from such Seller and all rights, title and interest in, to or relating thereto or arising therefrom, for the consideration specified in Section 2.2.

        2.2 PURCHASE PRICE

        In consideration of the purchase of each Seller’s Interest by the Buyer pursuant to this Agreement and the representations and warranties made by each Seller and the covenants and provisions to be performed by each Seller, the Buyer agrees to pay the Sellers in the aggregate the following (the “Purchase Price”):

(a) cash, payable by wire transfer or delivery of other immediately available funds, in the amount of $45,000,000 (the “Cash Consideration”); and

(b) a deferred payment in cash in the aggregate amount of $5,000,000 (the “Holdback Amount”), to be paid in accordance with Section 13.4(c), subject to potential offset for claims as contemplated in Article 13.

        The Purchase Price shall be allocated and paid to each Seller, respectively, based on such Seller’s Percentage Interest as set forth on Schedule A.

        2.3 CLOSING

        The closing of the purchase and sale (the “Closing”) of all of the outstanding Interests of the Company pursuant to this Agreement will take place at the offices of the Buyer’s counsel at 11 South Meridian Street, Indianapolis, Indiana, at 10:00 a.m. (local time), on the second business day immediately following the date on which the last of the conditions set forth in Section 8 is fulfilled or waived (except for those conditions that by their nature can only be fulfilled at the Closing) or at such other time, date and place as the Buyer, each Seller and the Company shall mutually agree (the “Closing Date”).

        2.4 CLOSING OBLIGATIONS

        At the Closing:

(a) Each Seller shall deliver to the Buyer:

(i) a duly authorized and executed assignment in the form attached as Exhibit 2 (the “Assignment Agreement”) evidencing the assignment and transfer by such Seller of the related Seller’s Interest being sold to the Buyer pursuant to this Agreement;

(ii) the endorsed certificate(s) or other document(s) evidencing such Seller’s Interest as identified on Schedule A;

(iii) a certificate signed by the Seller, or if the Seller is not a natural person, by the manager, officer or other Representative of the Seller, stating that the Seller’s representations and warranties in Section 4 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Seller have been performed, complied with or satisfied in all material respects;

(iv) if the Seller is not a natural person, a certificate of a secretary, officer or other Representative certifying the resolutions adopted or other actions taken by the Seller’s board or directors, board of managers, partners or trustee and the shareholders, members or other parties whose approval is required, authorizing the Seller to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Seller is a party; and

(v) such other documents as reasonably requested by, and in form and substance reasonably satisfactory to, the Buyer to give effect to the Contemplated Transactions.

(b) The Company shall deliver to the Buyer:

(i) a secretary’s certificate certifying the resolutions adopted by or other actions taken by the Company’s manager or board of managers and the members authorizing the Company to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Company is a party;

(ii) a certificate signed by the Company’s manager or other executive officer stating that the Company’s representations and warranties in Section 3 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Company have been performed, complied with or satisfied in all material respects.

(iii) an opinion of the Company’s counsel in the form attached hereto as Exhibit 2.4(b);

(iv) a certificate of the Company’s good standing under the laws of the State of Virginia as of a date within five (5) days before the Closing; and

(v) such other documents as reasonably requested by, and in form and substance reasonably satisfactory to, the Buyer to give effect to the Contemplated Transactions.

(c) The Buyer shall deliver to each Seller, as applicable:

(i) the Cash Consideration payable to such Seller pursuant to Section 2.2(a); and

(ii) an opinion of the Buyer’s counsel in the form attached hereto as Exhibit 2.4(c).

(iii) a certificate signed by the Buyer’s president or chief executive officer stating that the Buyer’s representations and warranties in Section 5 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Buyer have been performed, complied with or satisfied in all material respects.

(d) The Buyer shall deliver to the Company:

(i) a secretary’s certificate certifying the resolutions adopted by the Company’s board of directors and shareholders authorizing the Company to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Buyer is a party;

(ii) an opinion of the Buyer’s counsel in the form attached hereto as Exhibit 2.4(c).

(iii) a certificate signed by the Buyer’s president or chief executive officer stating that the Buyer’s representations and warranties in Section 5 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Buyer have been performed, complied with or satisfied in all material respects; and

(iv) a certificate issued by the Indiana Secretary of State regarding the Buyer’s valid existence as of a date within five (5) days before the closing.

        2.5 INCOME TAX CHARACTERIZATION; PURCHASE PRICE ALLOCATION

        Buyer and Sellers agree that, under the authority of Rev. Rul. 99-6, 1999-1 CB 432, for federal income tax purposes (and for purposes of state or local income taxes which follow federal entity classification principles) the Sellers shall be deemed to have sold the interests in a transaction as to which Sections 741 and 751 of the IRC shall be applicable, and that Buyer shall be deemed to have acquired the assets of the Company for a purchase price equal to the sum of the Cash Consideration, the Holdback Amount and the sum of the liabilities of the Company as of the Closing Date (the “Tax Purchase Price”). Moreover the taxable year of the Company shall terminate as of the Closing Date under the authority of Section 708 of the IRC and thereafter the Company’s businesses assets and operations shall be accounted for as a mere division of Buyer, and not as a separately regarded entity.

        Buyer and Sellers agree that the Tax Purchase Price shall be allocated among the assets of the Company in accordance with the principles of Section 1060 of the IRC, and more particularly, in the manner set forth in Exhibit 2.5 hereof.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and Sellers each represent and warrant to the Buyer as follows. Obligations of the Sellers to indemnify Buyer in respect of breaches of this Article 3 are set forth in Article 13.

        3.1 ORGANIZATION AND GOOD STANDING

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Applicable Contracts. Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the other jurisdictions in which the Company is authorized to do business. The Company is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) The Company has delivered to the Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

        3.2 AUTHORITY; NO CONFLICT

(a) The Company has the full power and authority to execute and deliver this Agreement and to perform the Contemplated Transactions. The execution and delivery by Company of this Agreement has been duly authorized by all necessary limited liability company actions on the part of Company. This Agreement and all other documents and agreements contemplated by this Agreement to be executed and delivered by the Company constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors, managers or members of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(c) The Company has obtained each Consent set forth on Section 3.2(c) of the Disclosure Letter (the “Required Consents”) and, other than the Required Consents, no notice is required to be given and no Consent is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the Contemplated Transactions by the Company other than any consent, the failure of which to obtain would not have a Material Adverse Effect on the Company or the consummation of the Contemplated Transactions by the Company.

        3.3 CAPITALIZATION

(a) The Interests represent all of the membership interests or other equity ownership interests in the Company. All of the Interests have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any additional membership or equity ownership interests in the Company or other securities or to purchase, redeem or otherwise acquire any membership or equity interests in the Company or other securities or to make any distribution in respect thereof.

(b) Except for its interest in Bayshore Auto Sales, LLC, a wholly-owned subsidiary of the Company, the Company has no direct or indirect equity interest in any other Person.

(c) Each Seller owns of record the related Seller’s Interest set forth on Schedule A.

(d) The Sellers are the sole record and beneficial owners and holders of the Interests, free and clear of all Encumbrances.

        3.4 FINANCIAL STATEMENTS

        The Company has delivered to the Buyer: financial statements of the Company as of December 31, 2004 and 2003 and the related statements of operations, members’ equity and cash flows for the years then ended (“Annual Financial Statements”). The Annual Financial Statements present fairly in all material respects the financial position of the Company as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with (x) the Company’s accounting policies and practices consistently applied throughout the periods included therein and (y) GAAP consistently applied throughout the periods included therein. The December 31, 2004 Annual Financial Statements (the “Most Recent Financial Statements”) present fairly in all material respects the financial position of the Company as of, and results of its operations through, such date in accordance with (x) the Company’s accounting policies and practices consistently applied to the periods included therein and (y) GAAP consistently applied throughout the periods included therein. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. Audit procedures have been conducted with respect to the Annual Financial Statements and delivery of a final audit report thereon is subject to completion of SEC compliance review within KPMG LLP.

        3.5 OFFICES AND OTHER PROPERTIES; ENCUMBRANCES

(a) Section 3.5 of the Company Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by the Company. Except as described in Section 3.5 of the Company Disclosure Letter, the Company owns (with good and marketable title in the case of real property, subject only to matters that would not reasonably be expected to have a Material Adverse Effect and to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Most Recent Financial Statements (except for personal property sold since the date of the Most Recent Financial Statements, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Most Recent Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances or, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Most Recent Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Most Recent Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current taxes not yet due; and (d) with respect to real property, (i) real estate taxes, assessments, and other governmental levies, fees, or charges imposed that are not due and payable as of the Closing Date or being contested by appropriate proceedings; (ii) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such real property incurred in the Ordinary Course of Business for amounts that are not delinquent and that would not, in the aggregate have a Material Adverse Effect or are not being contested by appropriate proceedings; (iii) zoning, building codes, and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property; and (iv) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company taken as a whole.

(b) Each of the Company’s offices is and has been operated as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other laws applicable to the purchase of the Finance Contracts, and the sale of insurance coverage related thereto, including, without limitation, motor vehicle retail installment sales acts, sales finance agency acts, or any other law regulating the business of acquiring Finance Contracts, the collection or servicing thereof, and the sale of insurance coverage related thereto, except where any failure would not have Material Adverse Effect.

        3.6 NO UNDISCLOSED LIABILITIES

        Except as set forth in Section 3.6 of the Company Disclosure Letter, to the Company’s Knowledge, the Company has no material liabilities or obligations of any nature that are required to be reflected on a balance sheet in accordance with GAAP or in accordance with the Company’s accounting policies and practices consistently applied by the Company, except for liabilities or obligations reflected or reserved against in the Most Recent Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date thereof.

        3.7 TAXES

(a) The Company has timely filed or caused to be filed all Tax Returns required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes that are shown to be due from the Company on any such Tax Returns.

(b) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company have been given by or on behalf of the Company.

(c) All Taxes payable by the Company have been fully accrued or provided for in the Most Recent Financial Statements and the books and accounts of the Company.

(d) Except as disclosed in Section 3.7 of the Company Disclosure Letter, to the Knowledge of the Company, there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes payable by the Company.

(e) Except as disclosed in Section 3.7 of the Company Disclosure Letter, there are no Encumbrances for Taxes upon the assets of the Company.

(f) There are no written assessments of Taxes from any Taxing Authority against the Company except for those reflected on the financial statements of the Company.

(g) All Tax deficiencies which have been claimed, proposed, asserted against the Company have been fully paid and finally settled, and no issue has been raised in any examination by any Taxing Authority, which by application of similar principles may be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(h) There are no Tax sharing agreements or similar arrangements with respect to or involving the Company.

(i) The Company has withheld, collected or otherwise accrued all Taxes or amounts they were required to withhold or collect under any applicable federal, state or local law in connection with the business and operations of the Company, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen’s compensation, and all such amounts have been timely remitted to the proper authorities.

(j) The Company has not elected to be taxed as an association under Treas. Reg. § 301.7701-3.

        3.8 NO MATERIAL ADVERSE EFFECT

        Since December 31, 2004, to the Knowledge of the Company, there has not been any Material Adverse Effect.

        3.9 EMPLOYEE BENEFITS

(a) Section 3.9 of the Company Disclosure Letter lists all employee benefit plans and compensation plans or programs (the “Plans”) maintained by, contributed to or with respect to which there is or would be any obligation or liability of the Company, including all employment agreements and other agreements or arrangements containing “golden parachute” or other similar provisions, incentive compensation agreements, and deferred compensation agreements together with true, complete and correct copies of such plans, agreements and any trusts related thereto, as of the date of the Most Recent Financial Statements and as of the date of this Agreement. Except for such Plans so listed the Company does not sponsor, maintain, contribute, or have liability with respect to any plan program, fund or arrangement that constitutes an “employee benefit plan,” and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement arrangement on behalf of any current or former employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA). For the purposes of this Agreement, the term “employee benefit plan” shall have the same meaning as is given that term in Section 3(3) of ERISA. The Company is not required to contribute to any Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company’s employees.

(b) Except as set forth on Section 3.9 of the Disclosure Letter, no plans provide post retirement medical or life insurance benefits, except as required under Section 4980B of the IRC.

(c) All Plans listed on Section 3.9 of the Company Disclosure Letter and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(d) All accrued contribution obligations of the Company as of the date of the Most Recent Financial Statements with respect to any Plan listed on Section 3.9 of the Company Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Most Recent Financial Statements.

(e) Except as set forth on Section 3.9 of the Disclosure Letter, the consummation of the Contemplated Transactions will not constitute a default or a triggering event under any of the Company’s Plans that (either alone or upon the occurrence of any additional or subsequent event) will result in any liability, payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person or entity.

(f) All such Plans listed on Section 3.9 of the Company Disclosure Letter that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been provided to the Buyer. All material reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed. To the knowledge of the Company or the Sellers, neither the Seller, any such Plan, nor the Company or any other person has engaged in any transaction with any Plan which is prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA that would subject the Price or the Company to a material tax or penalty under the Code or ERISA. No such Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(l) of ERISA, whether or not waived; and neither the Company nor, to the Knowledge of the Company or the Sellers, any other person has incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation with respect to any Plan or breached any fiduciary duty with respect to any Plan.

(g) There have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service.

(h) No Plan listed in Section 3.9 of the Company Disclosure Letter is subject to the provisions of Title IV of ERISA and the Company has no current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA).

(i) No circumstances exist pursuant to which the Company could have any direct or indirect material liability (including, but not limited to, any liability to the Internal Revenue Service for any excise tax or penalty) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

(j) Each Plan may be unilaterally terminated at any time by the Company without a Material Adverse Effect upon the Company.

        3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter and except where the failure to comply would not have a Material Adverse Effect on the Company: (i) the Company is, and at all times since December 31, 2002, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred that (A) constitutes or results in a material violation by the Company of, or a failure on the part of the Company to materially comply in any respect with any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company has not received, at any time since December 31, 2002, any written notice or written communication from any Governmental Body or any other Person regarding (A) any actual or alleged material violation of or failure to materially comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(b) Section 3.10 of the Company Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each material Governmental Authorization listed in Section 3.10 of the Company Disclosure Letter is valid and in full force and effect. Except as set forth in Section 3.10 of the Company Disclosure Letter: (i) the Company is, and at all times since December 31, 2002, has been in material compliance with all of the terms and requirements of each Governmental Authorization identified in Section 3.10 of the Company Disclosure Letter; (ii) no event has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a material violation of, or a material failure to comply with any term or requirement of any Governmental Authorization listed in Section 3.10 of the Company Disclosure Letter, or (B) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed in Section 3.10 to the Company Disclosure Letter; (iii) the Company has not received, at any time since December 31, 2002, any written notice from any Governmental Body regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorization listed or required to be listed in Section 3.10 of the Company Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such

Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Section 3.10 in the Company Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in substantially the same manner it currently conducts and operates such business and to permit the Company to own and use its assets in the same manner in which it currently owns and uses such assets.

        3.11 LEGAL PROCEEDINGS; ORDERS

(a) Section 3.11 of the Company Disclosure Letter sets forth each Proceeding pending, and to the Knowledge of the Company, threatened against the Company. No Proceeding should interfere with the Contemplated Transactions.

(b) Except as set forth in Section 3.11 of the Company Disclosure Letter, (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject, and (ii) no officer, director, agent, member, manager or employee of the Company is subject to any Order that prohibits such officer, director, agent, member, manager or employee from engaging in any conduct, activity or practice relating to the business of the Company.

        3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS

        Except as set forth in Section 3.12 of the Company Disclosure Letter, since September 30, 2004, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s equity interests; grant of any option or right to purchase membership interests or other equity ownership interests of the Company; issuance of any security convertible into such membership or equity ownership interests; or grant of any registration rights, purchase, redemption, retirement or other acquisition by the Company of any portion of the equity interests of the Company;

(b) amendment to the Organizational Documents of the Company;

(c) action by the Company to (i) split, combine or reclassify its outstanding Interests; (ii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Interests; or (iii) repurchase, redeem or otherwise acquire any of its Interests or any securities convertible into or exchangeable or exercisable for any of its Interests.

(d) payment or increase by the Company of any bonuses, salaries, or other compensation to any director, officer, member, manager or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(e) adoption of, or increase in the payments to or benefits under, any Company Employee Benefit Plan;

(f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that has or could reasonably be expected to result, in a Material Adverse Effect;

(g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

(h) (other than in the Ordinary Course of Business) sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(i) material change in the accounting methods used by the Company;

(j) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000; or

(k) agreement, whether written or oral, by the Company to do any of the foregoing.

        3.13 CONTRACTS

(a) Section 3.13 of the Company Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Buyer true and complete copies, of:

(i) each Company Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

(ii) each Company Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 or with terms of less than one year);

(iv) to the Knowledge of the Company, each licensing agreement or other Company Applicable Contract with respect to Intellectual Property Assets including agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any of the Intellectual Property Assets (other than Contracts in respect of “off-the-shelf” software applications);

(v) each Company Applicable Contract to or with any labor union or other employee representative of a group of employees as well as any Contract between the Company and any employee, manager, officer or director;

(vi) each joint venture, partnership agreement and any other Company Applicable Contract involving a sharing of profits, bonus, costs or liabilities with any other Person;

(vii) each Company Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company, or any Affiliate of the Company or limit the freedom of the Company, or any Affiliate of the Company to engage in any line of business or compete with any Person;

(viii) each Company Applicable Contract for capital expenditures in excess of $50,000;

(ix) each material written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(x) each Company Applicable Contract that provides for financing or evidences indebtedness for money borrowed by the Company or which creates or purports to create a lien or security interest on assets of the Company;

(xi) each material Contract with any Person to service or collect any Finance Contract; and

(xii) each material written amendment in respect of any of the foregoing.

(b) Except insofar as the failure of one or more Finance Contracts to comply with the following representations would not have a Material Adverse Effect on the Company, each Finance Contract acquired by the Company:

(i) is valid and complies with Legal Requirements;

(ii) is an installment sale agreement or other deferred payment obligation providing for the retention of a security interest in favor of the Company in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been, or, in the case of Finance Contracts purchased in the last sixty

(60) days, is in the process (which process is being timely and properly pursued consistent with industry standards and legal requirements) of being duly perfected in accordance with applicable law;

(iii) is owned by the Company and the Company owns all rights to receive all amounts payable thereunder, except for the rights of the Company’s lenders disclosed in Section 3.13 of the Disclosure Letter; and

(iv) except as indicated in Section 3.13 of the Company’s Disclosure Schedule, requires the Company to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Finance Contract or Related Security, and entitles the Company to the benefits of such insurance policy;

(c) Since January 1, 2002 the Company has consistently followed and not materially changed its practices with respect waivers, modifications, payment deferrals and insurance tracking with respect to Finance Contracts. During such period, the Company’s policy has been not to permit payment deferrals without some simultaneous cash payment by the obligor.

(d) Except as set forth in Section 3.13 of the Disclosure Letter, with respect to each Company Applicable Contract identified or required to be identified in Section 3.13 of the Disclosure Letter, to the Company’s knowledge, (i) such Company Applicable Contract is in full force and effect and is valid and enforceable, (ii) no event has occurred that may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Company Applicable Contract; (iii) the Company has not given to or received from any other Person, at any time since December 31, 2003, any written notice or other communication regarding any actual or alleged violation or breach of, or default under, any such Company Applicable Contract; and (iv) such Company Applicable Contract will not be subject to termination or any other remedy at the option of any Person upon a change in control of the Company or upon the consummation of the Contemplated Transactions.

        3.14 INSURANCE

(a) Section 3.14 of the Company Disclosure Letter sets forth a list of all policies of insurance to which the Company, or any member, manager, officer or director is or has been covered within the past three (3) years is a party or under which the Company is covered which will continue in force after the Closing.

(b) All policies that are listed on Section 3.14 of the Company Disclosure Letter will continue in full force and effect following the consummation of the Contemplated Transactions.

(c) To the Knowledge of the Company, there is no threatened termination of, or premium increase, with respect to any such policies.

(d) The Company has delivered to the Buyer true and complete copies of all said policies of insurance.

        3.15 ENVIRONMENTAL MATTERS

        Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a) The Company is in compliance with applicable Environmental Laws except for failures to comply that would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2001, the Company has not received any written notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law.

(b) There are no pending or, to the Knowledge of the Company, threatened Proceedings, Encumbrances, or other restrictions of any nature, resulting from any Environmental Law, with respect to or affecting any of the Facilities, except for such claims, Encumbrances or other restrictions that would not reasonably be expected to have a Material Adverse Effect.

(c) Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in this Section 3.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Activity and Hazardous Materials.

        3.16 EMPLOYEES

(a) Section 3.16 of the Company Disclosure Letter contains a complete and accurate list of the following information for each employee or manager of the Company who is employed by the Company immediately prior to Closing (each, a “Business Employee”): name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; and service credited for purposes of vesting and eligibility to participate under any Company Employee Benefit Plan.

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreements, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director.

        3.17 LABOR RELATIONS; COMPLIANCE

        The Company has not been and is not a party to any collective bargaining or other labor Contract. Except as set forth in Section 3.17 of the Company Disclosure Letter, since December 31, 2003, there has not been, there is not presently existing, and, to the Company’s Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any written charge or written complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set forth in Section 3.17 of the Company Disclosure Letter, to the Knowledge of the Company, the Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other material amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.

        3.18 INTELLECTUAL PROPERTY

        The Company does not own any registered Patents, Marks or Copyrights and there are no registered Patents, Marks or Copyrights that are material to the operation of the business of Company, other than commercially available licenses of software that have been purchased by UAC and are adequate for its present needs and operations.

        3.19 PAYMENT OF INTERCOMPANY ACCOUNTS

        Except as disclosed in Section 4.2 of the Seller’s Disclosure Letter, all intercompany receivables, payables and loans (“Intercompany Accounts”) between the Company on the one hand, and any of the Sellers or any of their Affiliates, on the other hand, have been cancelled and settled by way of a cash payment, as more particularly described in Section 3.19 of the Company Disclosure Letter.

        3.20 AFFILIATE TRANSACTIONS

        Section 3.20 of the Company Disclosure Letter sets forth a complete and correct list as of all material Contracts, agreements or undertakings to which the Company, on the one hand, and any of the Sellers or their Affiliates on the other hand, are a party that are in effect as of the date hereof and any services or goods provided to or by the Company pursuant thereto.

        3.21 BROKERS OR FINDERS

        The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

        3.22 BOOKS AND RECORDS

        The Company’s minute books and records of membership interests and other equity ownership interests, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and actions taken by, the members, managers, board of manager or directors and officers of the Company, and no official meeting of any such members, managers, board of managers or directors or officers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company and will be delivered to Buyer.

        3.23 RELATIONSHIPS WITH RELATED PERSONS

        Except as disclosed in Section 3.23 or Section 4.5 the Disclosure Letter, none of the Sellers, the Sellers’ Affiliates or the Company’s Affiliates has, or (since December 31, 2002) has had, any interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. None of the Sellers or the Sellers’ Affiliates owns, or (since December 31, 2002) has owned (as of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any services of the Company in any market presently served by the Company. None of the Sellers or the Sellers’ Affiliates is a party to any Applicable Contract with or has any claim or right against, the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each Seller represents and warrants to the Buyer (solely with respect to itself) as follows:

        4.1 SELLER’S INTEREST

        The Seller has and, at the Closing, will convey to the Buyer, good and valid title to the Seller’s Interest, free and clear of any Encumbrance.

        4.2 PAYMENT OF INTERCOMPANY ACCOUNTS

        Except as disclosed in Section 4.2 of the Sellers’ Disclosure Letter, all Intercompany Accounts other than Seller’s Subordinated Debt between the Company on the one hand, and the Seller or any of the Seller’s Affiliates, on the other hand, have been cancelled and settled by way of a cash payment, as more particularly described in Section 4.2 of the Sellers’ Disclosure Letter.

        4.3 AFFILIATE TRANSACTIONS

        Section 4.3 of the Sellers’ Disclosure Letter sets forth a complete and correct list as of all material Contracts, agreements or undertakings to which the Company, on the one hand, and the Seller or any of the Seller’s Affiliates on the other hand, are a party that are in effect as of the date hereof and any services or goods provided to or by the Company pursuant thereto.

        4.4 BROKERS OR FINDERS

        The Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

        4.5 RELATIONSHIPS WITH RELATED PERSONS

        Except as disclosed in Section 3.23 of the Company Disclosure Letter or 4.5 of the Sellers’ Disclosure Letter, neither the Seller nor any of the Seller’s Affiliates has, or (since December 31, 2002) has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Neither the Seller nor any of the Seller’s Affiliates owns, or (since December 31, 2002) has owned (as of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any services of the Company in any market presently served by the Company. Neither the Seller nor any of the Seller’s Affiliates is a party to any Company Applicable Contract with or has any claim or right against the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Company and each Seller as follows:

        5.1 ORGANIZATION AND GOOD STANDING

        The Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Indiana with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform the business described in the Subscription Offering. Indiana is the only jurisdiction in which the Buyer is currently authorized to do business and in which it intends to become authorized to do business at or before the Closing. The Buyer is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership nor use of the properties owned or used by Buyer, or the nature of the activities conducted by it, requires such qualification qualified to do business as a foreign legal entity. Notwithstanding the foregoing, Buyer has conducted no business operations since its incorporation on December 30, 2004, other than activities associated with the planning, negotiation and consummation of the Contemplated Transactions, the Plan of Exchange, the Subscription Offering, the Note Placement and the Noteholder Buyer. The Buyer has delivered the Company and the Sellers true and complete copies of the Organizational Documents of the Buyer, as currently in effect.

        5.2 AUTHORITY; NO CONFLICT

(a) The Buyer has full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by the Buyer, and to perform the Contemplated Transactions.

(b) The execution and delivery by the Buyer of this Agreement has been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c) Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors of the Buyer;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which the Buyer, or any of the assets owned or used by the Buyer, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Buyer Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(d) No consent is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation or performance of any of the Contemplated Transactions (other than regulatory clearance and investments by subscribers in connection with the Subscription Offering). All Class 3 Claimants and approximately [81%] in principal amount of Class 4 Claimants have agreed in writing to tender their UAC restructured and accrual notes to Buyer for purchase pursuant to the Noteholder Buyout following the Closing.

        5.3 INVESTMENT INTENT

        The Buyer is acquiring the Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

        5.4 CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and to the Buyer’s Knowledge, no such Proceeding has been threatened.

        5.5 BROKERS OR FINDERS

        Except as described in the Registration Statement, the Buyer has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6. CONDUCT OF BUSINESS PENDING CLOSING

        6.1 COVENANTS OF THE COMPANY

        After the date hereof and prior to the Closing or earlier termination of this Agreement, the Company agrees that, except as set forth in Section 6.1 of the Company Disclosure Schedule and except as contemplated in or permitted by this Agreement or in connection with the Contemplated Transactions, or to the extent the Buyer shall otherwise consent:

(a) The business of the Company shall be conducted in the Ordinary Course of Business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors and business associates.

(b) The Company shall not (i) amend its operating agreement other than amendments that are ministerial in nature or otherwise immaterial; (ii) split, combine or reclassify its outstanding Interests; (iii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Interests; or (iv) repurchase, redeem or otherwise acquire any of its Interests or any securities convertible into or exchangeable or exercisable for any of its Interests. Notwithstanding the foregoing, Company may make regular tax distributions to Sellers; provided that such distributions (i) for 2004 taxable income shall not exceed the lesser of 47.5% of the Company’s 2004 net taxable income, and (ii) for the portion of 2005 prior to closing shall not exceed 47.5% of proforma net taxable income as determined through the closing date by Company’s Chief Financial Officer after taking into account the full amount of special or bonus compensation to be paid to employees for 2005 (whether in the normal course, or as a result of the Contemplated Transactions) prorated for the 2005 year to date prior to the Closing.

(c) The Company shall not issue, sell, or dispose of any Interests, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Interests or any other property or assets.

(d) Except for indebtedness incurred in accordance with the terms of this Agreement, the Company shall not incur any indebtedness except for indebtedness that is incurred in the Ordinary Course of Business. The Company shall guaranty Buyer’s senior secured notes to be issued in connection with the Closing in the manner contemplated in the Note Placement.

(e) The Company shall not repay principal on existing indebtedness except in accordance with the amortization schedule of such debt;

(f) The Company shall not make any acquisition of, or investment in, assets or stock of any other Person or entity, other than in the Ordinary Course of Business.

(g) The Company shall not sell, lease, license, encumber or otherwise dispose of any of its assets, other than in the Ordinary Course of Business.

(h) The Company shall not terminate, establish, adopt, enter into, make any new grants or awards of unit-based compensation or other benefits under, amend or otherwise materially modify any Company Employee Benefit Plan or increase the salary, wage, bonus or other compensation of any managers, officers or employees except (i) for grants or awards to managers, officers and employees under any existing Company Employee Benefit Plan in such amounts and on such terms as are consistent with past practice, (ii) in the Ordinary Course of Business (which shall include normal periodic performance reviews and related plans and the provision of any individual Company Employee Benefit Plan consistent with past practice for newly hired, appointed or promoted officers and employees), (iii) for actions necessary to satisfy existing contractual obligations under any Company Employee Benefit Plan existing as of the date hereof or to comply with applicable law, or (iv) the Employee Retention Bonuses.

(i) The Company shall maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company in the Ordinary Course of Business.

(j) The Company shall not change any material financial or tax accounting method, policies, practices or election, except as required by GAAP or applicable law.

(k) The Company shall promptly provide the Buyer with copies of all filings made by the Company with, and inform the Buyer of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(l) The Company shall use its best efforts to promptly obtain any Required Consents. The Company shall promptly notify the Buyer of any failure or anticipated failure to obtain any such Required Consents and, if requested by the Buyer, shall provide copies of all of the Required Consents obtained by the Company to the Buyer.

(m) The Company shall not enter into any Contract with any other Person that, directly or indirectly, controls or is under common control with or is controlled by the Company on terms to the Company less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(n) The Company shall use commercially reasonable efforts to maintain in effect or renew all existing Governmental Authorizations pursuant to which the Company operates.

(o) The Company shall not transfer or assign any Contracts to which the Company is a party to any of the Company’s Affiliates.

        6.2 COVENANTS OF THE BUYER

After the date hereof and prior to the Closing or earlier termination of this Agreement, the Buyer agrees that, except as set forth in Section 6.2 of the Buyer Disclosure Schedule and except as contemplated in or permitted by this Agreement or in connection with the Contemplated Transactions, or to the extent the Company shall otherwise consent:

(a) Buyer shall conduct only such business as is reasonably related, necessary and appropriate to accomplish the Contemplated Transactions. After the Plan of Exchange is effected, Buyer shall cause UAC to conduct its business only as contemplated in the Plan of Reorganization and the Noteholder Buyout.

(b) Except for indebtedness incurred in accordance with the terms of this Agreement, or in connection with the Contemplated Transactions (including the Note Placement, reimbursement obligations for expenses incurred in connection with Contemplated Transactions and obligations incurred in connection with the Creditor Buyout) the Buyer shall not incur any material indebtedness except for indebtedness that is incurred in the Ordinary Course of Business.

(c) The Buyer shall not make any material acquisition of, or investment in, assets or stock of any other Person or entity, other than in the Ordinary Course of Business and in connection with the Contemplated Transactions (including the Plan of Exchange).

(d) The Buyer shall not sell, lease, license, encumber or otherwise dispose of any material portion of its assets, other than in the Ordinary Course of Business.

(e) The Buyer shall promptly provide the Company with copies of all filings made by the Buyer with, and inform the Company of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(f) The Buyer shall use its reasonable best efforts to accomplish the Contemplated Transactions as promptly as practicable, and to assist the Company to promptly obtain any Required Consents.

(g) The Buyer shall not enter into any Contract with any other Person that, directly or indirectly, controls or is under common control with or is controlled by the Buyer on terms to the Buyer less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(h) Prior to Closing, Buyer’s Board of Directors shall have adopted a stock incentive plan under which stock options and restricted shares may be awarded to officers and key employees of Buyer and its subsidiaries (including the Company after the Closing) and at least 125,000 shares shall be available under such plan for awards to officers and employees of the Company.

        6.3 NO SOLICITATION; CONFIDENTIALITY

(a) From the date hereof through the Closing, none of the parties nor their representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person or other entity or group, concerning any sale of all or a portion of the Company, or of any Interests of the Company or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”) other than with (i) the Buyer and its Representatives, or (ii) as required by law. The Company and Sellers shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer for a Proposed Acquisition Transaction from any Person.

(b) The Company and each Seller shall promptly notify the Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Buyer of the identity of the prospective purchaser or soliciting party and any other information relating to such inquiry or proposal known to the Company or such Seller.

7. ADDITIONAL AGREEMENTS

        7.1 ACCESS TO COMPANY INFORMATION

        Upon reasonable notice, the Company shall afford to the Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Company’s properties, books, records and Contracts and, during such period, the Company shall furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Company files with or receive from any federal or state regulatory agency or commission and (ii) access to all information concerning the Company and its managers and officers and such other matters as may be reasonably requested by the Buyer or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the Contemplated Transactions except as required by law or as provided herein.

        7.2 ACCESS TO BUYER INFORMATION

        Upon reasonable notice, the Buyer shall afford to the Representatives of the Company, reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Buyer’s properties, books, records and Contracts and, during such period, the Buyer shall furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Buyer files with or receive from any federal or state regulatory agency or commission and (ii) access to all information concerning the Buyer and its managers and officers and such other matters as may be reasonably requested by the Company or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause it Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the Contemplated Transactions except as required by law or as provided herein (including such disclosures as shall be appropriate to include in the Registration Statement).

        7.3 NO TRANSFER OR ENCUMBRANCES

        Each Seller agrees that the Seller will not transfer, or incur any Encumbrance on, the Seller’s Interest prior to the Closing.

        7.4 TAX MATTERS

        The Company, each Seller and the Buyer each agree that it will cooperate with the other parties to this Agreement in the reporting of the Contemplated Transactions and all other Tax Matters relating to the Contemplated Transactions. The Company shall prepare Form 1065 with respect to the transaction and provide same to the other parties within 120 days after Closing.

        7.5 FILING OF REGISTRATION STATEMENT

        The Buyer agrees to use its best efforts to file with the Securities and Exchange Commission as promptly as practicable after the date of this Agreement one or more registration statements (“Registration Statement”) to register the shares of the Buyer’s common stock to be issued pursuant to the Plan of Exchange and in the Subscription Offering. Buyer shall keep Company informed of the progress of the registration and provide copies of all SEC staff comment letters to the Company regarding each Registration Statement.

        7.6 ARRANGEMENTS FOR FUNDING OF CONTEMPLATED TRANSACTIONS

        The Company shall advance to Buyer $6.0 million (or such lesser amount approved by Buyer) immediately prior to the Closing to facilitate completion of the Contemplated Transactions, provided, that Buyer shall repay such funds to the Company if the Closing does not occur with three (3) business days of the date of such advance. Buyer shall not disburse such funds except in connection with and for the purpose of consummating the closing of the Contemplated Transactions, including the Noteholder Buyout.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

        8.1 THE BUYER

        The obligation of the Buyer to complete the Closing is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) The Registration Statement for the shares of the Buyer’s common stock to be issued pursuant to the Plan of Exchange shall have been declared effective and the exchange of shares pursuant to the Plan of Exchange shall have been consummated.

(b) The Registration Statement for the shares of the Buyer’s common stock to be issued in the Subscription Offering shall have been declared effective, the Subscription Offering and Note Placement shall have closed, and Buyer’s Board of Directors shall have determined (in its reasonable discretion) that the proceeds of the Subscription Offering and Note Placement are sufficient in amount to pay the amount of the Cash Consideration, effect the Noteholder Buyout and pay reasonable expenses incurred in connection with the Contemplated Transactions.

(c) The representations and warranties of the Company and each Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date.

(d) The Company shall have obtained, at its sole expense, all Required Consents and undertaken all actions required pursuant to the Required Consents.

(e) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect on the date hereof shall have been met.

(f) The Buyer shall have received an opinion dated as of the Closing Date of counsel to the Company in substantially the form of Exhibit 2.4(c).

(g) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit, or to obtain material damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions (including, without limitation, the purchase and sale of the Interests) or that has had or may have, in the reasonable judgment of the Buyer, a Material Adverse Effect on the Buyer or the Company.

(h) There shall have been no Material Adverse Change in the Company between the date of execution of this Agreement and the Closing. Without limiting the foregoing, the Company’s consolidated net worth shall not be less than $13.5 million and its loan loss reserves as a percentage of loans shall not be less than 6.0%.

(i) The Buyer shall have received an executed Assignment Agreement from each Seller.

(j) The Company and each Seller shall have furnished the Buyer with such other documents reasonably requested by the Buyer to evidence compliance with the conditions set forth in this Agreement.

(k) The Company shall have advanced funds to Buyer in the amount required under Section 7.6.

(l) Provision shall have been made by the Company, by amendment of its existing subordinated debt or issuance of new subordinated debt, such that no less than $7.7 million of subordinated debt of the Company will remain outstanding following the Closing with a final maturity date of at leas two years and sixth months after the Closing and all such subordinated indebtedness shall be subordinated to the Company’s guaranty obligation to RDV Corporation as contemplated in the Note Placement.

(m) The dividend limitation covenant contained in Section 7.2 of the Company’s principal credit facility with Wells Fargo Financial Preferred Capital, Inc. (“WFFPC”) shall have been amended in a manner reasonably satisfactory to Buyer and WFFPC shall have agreed to such further waivers or modifications as shall be necessary to permit the Contemplated Transactions to be consummated without violating such agreement.

(n) Buyer shall have received an opinion of KPMG LLP in form and substance acceptable to Buyer to the effect that, for purposes of assessing the continued availability under Section 382 of the IRC of net operating loss carryforwards of UAC, UAC should not have experienced an “ownership change” after giving effect to the Contemplated Transactions.

        8.2 THE COMPANY

(a) The Company shall have received all required approvals of its lenders to the Contemplated Transactions.

(b) The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date. The Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer prior to the Closing Date.

(c) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Interests or any of the Contemplated Transactions.

(d) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect or the date hereof shall have been met.

(e) The Company shall have received an opinion dated as of the Closing Date of counsel to the Buyer in substantially the form of Exhibit 2.4(c).

        8.3 EACH SELLER

(a) The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date. The Buyer shall have performed or complied in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Buyer prior to the Closing Date.

(b) No Order shall have been entered, promulgated, issued or enforced by a Governmental Body preventing the purchase and sale of Seller’s Interests pursuant to this Agreement.

(c) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Interests or any of the Contemplated Transactions.

(d) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect or the date hereof shall have been met.

(e) The Sellers shall have received an opinion dated as of the Closing Date of counsel to the Buyer in substantially the form of Exhibit 2.4(c).

(f) Buyer shall have taken any corporate action necessary to cause John W. Rose and William E. McKnight to be elected or appointed to the Board of Directors of Buyer effective upon the Closing.

9. SELLERS’ REPRESENTATIVE

        Each Seller hereby authorizes and empowers, John W. Rose, the initial Sellers’ Representative and his duly appointed successors in such capacity, as its agent, hereunder, to receive notices and to take such actions on the Seller’s behalf as expressly provided for in this agreement.  Such authorization includes authority to amend this Agreement or related documents and waive rights or conditions, and to negotiate and resolve disputes arising under this Agreement (including matters arising under Article 13) and the Contemplated Transactions between the Sellers, on the one hand, and the Buyer, on the other; provided, that the Sellers’ Representative shall only be empowered to effect amendments, waivers or settlements in respect of matters affecting the Sellers’ interests collectively in the same manner.  Each Seller reserves the right to effectuate amendments, waivers and settlements in respect of matters that affect it in a manner significantly disproportionately and differently from other Sellers.  Each Seller acknowledges that this appointment is irrevocable and coupled with an interest and authorizes Buyer to rely upon this appointment in accepting actions taken by the Sellers’ Representative on behalf of Sellers as authorized herein.

10. TERMINATION

        Notwithstanding anything to the contrary contained in any other Section of this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Buyer if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment and shall not have been waived by the Buyer;

(c) by the Company if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived by the Company;

(d) by all of the Sellers if any of the conditions set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived all of the Sellers;

(e) by the Buyer or the Company, by written notice to the other party, if the Closing Date shall not have occurred on or before August 15, 2005.

Provided, however, that the right to terminate pursuant to this Section 10 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the incapability of fulfillment of the condition pursuant to which termination is sought or the failure of the Closing Date to occur on or before a specified date.

(f) In the event of termination of this Agreement by the Buyer, the Company or the Sellers, there shall be no liability on the part of either any Seller, Company or the Buyer or their respective officers or directors hereunder, except (a) that nothing herein shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement and (b) that this Section and Sections 13, 14.1, the last sentence of Section 14.2, Sections 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, and 14.12 shall survive the termination.

11. TAX MATTERS

        11.1 PREPARATION AND FILING OF TAX RETURNS

(a) The Sellers shall cause the Company to prepare and timely file or shall cause to be prepared and timely file and shall remit or cause to be remitted any taxes due in respect of the following Tax Returns with respect to the Company or in respect of its businesses, assets or operations:

(i) all Tax Returns having a due date on or before to the Closing Date for any taxable period ending on or before the Closing Date; and

(ii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending on or before the Closing Date, but only if such Tax Returns constitute Seller Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely file all Tax Returns and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Company or in respect of its businesses, assets or operations:

(i) all Tax Returns having a due date following the Closing Date for any taxable period beginning on or after the Closing Date;

(ii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending after the Closing Date; and

(iii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending on or before the Closing Date, unless such Tax Returns constitute Seller Tax Returns.

(c) For purposes of this Section 11.1:

(i) “due date” shall take into account any valid extension of the filing date, and

(ii) “Seller Tax Return” shall have the meaning set forth in Section 1.

(d) Each Seller hereby releases the Company and shall hold Company harmless in respect of any loss, cost, liability or expense arising from any inaccuracy or error in any Seller Tax Return.

        11.2 COOPERATION ON TAX MATTERS; TAX AUDITS

(a) The parties and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, but not be limited to, (i) timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, transfer taxes, (ii) furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company’s illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and (iii) furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation, and the provision of other records and information reasonably relevant to any audit, litigation or other proceeding. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Body responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. The parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Sellers (through Sellers’ Representative) shall have the sole right to represent the Company’s interests in any audit or examination by any Taxing Authority (“Tax Audit”) relating to taxable periods ending on or before the Closing Date and to employ counsel of their choice at their expense. None of the Buyer, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Audit for which the Sellers may have a liability under this Agreement, or which may result in an increase in Sellers’ liability under this Agreement, without the prior written consent of the Sellers’ Representative, which consent may be withheld in the sole discretion of the Sellers’ Representative, unless the Buyer fully indemnifies the Sellers in writing with respect to such liability in a manner satisfactory to the Sellers.

(c) The Buyer shall, and shall cause the Company to, prepare and provide to Sellers a package of all Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Sellers to enable the Sellers to prepare and file (or merely prepare) all Tax Returns required to be prepared and filed (or merely prepared) by them pursuant to this Section 11.

(d) The Sellers’ Representative may, in its sole and absolute discretion, amend any Seller Tax Return of the Company filed or required to be filed for any taxable periods ending on or before the Closing Date.

(e) Nothing in this Agreement purports to assign to Buyer the right of any Seller to receive any refund of Taxes paid by a Seller in respect of net taxable income of the Company reported to Seller and paid by Seller by virtue of being a Company owner for any Tax period or portion thereof ending on or before the Closing Date, should any such refund become available.

Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of the Sellers, any of their Affiliates, or any of their predecessors other than information relating solely to the Company.

12. COVENANTS SUBSEQUENT TO THE CLOSING DATE

        12.1 FURTHER ASSURANCES

        The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. Following the Closing, the Sellers shall refer to Buyer or Company, as promptly as practicable, any telephone calls, letters, orders, notices, requests, inquiries, and other communications relating to the Company, Applicable Contracts and the Company’s business.

        12.2 INSPECTION AND PRESERVATION OF RECORDS

(a) The Company, each Seller and the Buyer shall cooperate with each other fully with respect to reasonable actions required or requested to be undertaken with respect to Tax Audits and Tax Returns, administrative actions or Proceedings, litigation, employee records and any other like or unlike matters relating to the Company that may occur after the Closing.

(b) Without limiting the generality of the foregoing, from and after the Closing

Date, the Buyer will permit, without any disruption to, or interference with, the Company’s business in any material respects, each of the Sellers and their Representatives, upon reasonable prior written notice, at all reasonable times during regular business hours, to inspect and copy, at such Seller’s expense, the books, files, records and accounts of the Company relating to periods prior to the Closing Date, in connection with the preparation, review or audit of any financial statements or Tax Returns, providing appropriate verification of documents, or preparing for, responding to, conducting or defending an actual or threatened legal action or other Proceeding. The Buyer shall maintain and preserve all of such books, files, records and accounts of the Company for the later of seven (7) years or the expiration of all statutes of limitations for Taxes for periods prior to the Closing Date.

(c) Upon Buyer’s or the Company’s receipt of any written notice or other written communication from any Governmental Body with respect to any Tax attributable to the income of the Company relating to periods prior to and through the Closing Date (a “Tax Notice”), the Buyer shall, and shall cause the Company to, provide prompt notice within seven (7) days to the Sellers’ Representative of the Tax Notice.

(d) On and after the Closing Date, each of the Sellers will permit the Buyer and its Representatives at all reasonable times during regular business hours, to inspect and copy at Buyer’s expense the books, files, records and accounts of the Sellers insofar as they relate directly to the Company, for the purpose of preparing, reviewing or auditing of any financial statement or Tax Returns of the Company. Each of the Sellers shall maintain and preserve (or cause to be maintained and preserved) all such books, records, files and accounts for the later of seven (7) years or the expiration of all statutes of limitations for Taxes for periods to the Closing Date; provided, however, a Seller may dispose of any thereof at any time and from time to time if they first shall have afforded the Buyer the opportunity, upon ninety (90) days’ notice and at Buyer’s expense, to take possession thereof.

(e) The Buyer and each Seller agrees to render such reasonable assistance to the other, including permitting each other to have access to its employees, as may be reasonably requested in connection with obtaining information for the purposes set forth in the four preceding sentences. The Buyer and the Sellers will treat all information obtained pursuant to this Section 12.2 as confidential except to the extent that disclosure thereof (a) is necessary for attainment of the purpose or purposes for which such information was obtained or (b) is required by any Legal Requirement. In addition, Sellers and Buyer agree to provide each other with such reasonable further assistance and cooperation as may be reasonably requested by the other party for any proper purpose relating to the matters described in this Section 12.2, including, by way of illustration, assisting the other in preparing for, conducting or defending any Proceeding, and in connection therewith providing such documentary or physical evidence and expert or other testimony of employees or others as may be reasonably requested; provided, however, that in each such case, the requesting party shall pay, or reimburse the other party for, any out-of-pocket expenses incurred by such other party in providing such assistance. The rights and obligations of the parties under this Section 12.2 shall be in addition to, and this Section 12.2 shall not be construed or interpreted to limit, the rights and obligations of the parties elsewhere in this Agreement.

        Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of the Sellers, any of their Affiliates, or any of their predecessors other than information relating solely to the Company.

13. INDEMNIFICATION; REMEDIES

        13.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

        Subject to the limitations set forth in this Article 13, each of the Sellers, severally (but not jointly), will indemnify and hold harmless the Buyer, the Company, and their respective Representatives, stockholders, members (including RDV Corporation or its affiliate as pledgee of Company membership interests), managers, directors, officers, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any misrepresentation, breach of any representation or warranty or non-fulfillment of any covenant, agreement or other obligation of such Seller set forth in this Agreement or any other certificate or document delivered by such Seller pursuant to this Agreement; (ii) any misrepresentation, breach of any representation or warranty or non-fulfillment at or prior to Closing of any covenant, agreement or other obligation of the Company set forth in this Agreement or any other certificate or document delivered by the Company pursuant to this Agreement; and (iii) any Tax attributable to the Company or a Seller in respect of all periods prior to the Closing Date (except to the extent of any reserve established expressly for such tax on the books of the Company as of the Closing consistent with the Company’s past practice in the Ordinary Course of Business). For avoidance of doubt, the rights of Buyer Indemnified Persons for indemnification under this Article 13 shall include any Damages incurred or suffered by the Company even though such Damages may not be suffered directly by the Buyer Indemnified Person.

        13.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

        The Buyer will indemnify and hold harmless each of the Sellers, and their Representatives, stockholders, controlling persons and Affiliates (collectively the “Seller Indemnified Persons”) and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (i) any misrepresentation, breach of any representation or warranty or non-fulfillment of any covenant, agreement or other obligation of the Buyer set forth in this Agreement, and (ii) any Tax attributable to the income of the Company in respect of all periods from and after the Closing Date.

        13.3 SURVIVAL AND TIME LIMITATIONS

        The Sellers will have no liability (for indemnification or otherwise) with respect to any breach of representation or warranty of the Company (other than those in Section 3.3) or of the Sellers (other than those in Sections 4.1 and 4.4) or based upon breach of any covenant or obligation of Seller or the Company to be performed and complied with prior to the Closing Date unless on or before March 31, 2006, the Buyer Indemnified Person notifies the Sellers’ Representative in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to any breach of representation or warranty of the Company set forth in Section 3.3 or a claim by Buyer Indemnified Persons for a breach of a Seller’s representations or warranties set forth in Sections 4.1 and 4.4, or for indemnification or reimbursement pursuant to Article 13.1 (assuming such claim for indemnification or reimbursement has been timely made) may be made at any time after the Closing Date (provided it is in written form). The Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty (other than those in Section 5.1, 5.2(a), 5.2(b), 5.3, and 5.4), or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2006, the Sellers’ Representative notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers. A claim by the Sellers with respect to a breach of representation in Section 5.1, 5.2(a), 5.2(b), 5.3, and 5.4, for reimbursement or indemnification pursuant to Section 13.2 (assuming such claim for indemnification or reimbursement has been timely made) or based upon any covenant or obligation of Buyer to a Seller may be made at any time (provided it is in written form).

        13.4 LIMITATIONS ON AMOUNT – SELLERS

(a) The Buyer Indemnified Persons may not assert any claim for Damages under clause (i) and (ii) of Section 13.1 until the aggregate amount of such claims under this Agreement exceeds $250,000.00 (the “Threshold”), and then Buyer Indemnified Persons may only assert claims for the excess of such aggregate claims over the Threshold. Except in the case of breach of Section 3.3 or in the case of fraud, the aggregate liability of the Sellers for all claims for Damages under Section 13.1 shall not exceed $5,000,000.00. Each Seller’s obligations to indemnify the Buyer Indemnified Persons under Section 13.1 with respect to breaches of the representations, warranties and covenants and agreements of the Company, shall be several and not joint and shall be an obligation of such Seller only to the extent of such Seller’s Percentage Interest in the Company sold by such Seller to the Buyer at the Closing; and no Seller shall be obligated to indemnify the Buyer Indemnified Persons in amounts in excess of such Seller’s ratable percentage of such indemnity obligation that relate to the Company’s representations and agreements.

(b) The Buyer and its Affiliates shall be entitled to set off against its obligation to pay the Holdback Amount (and interest thereon) any obligation under this Agreement to the Buyer or its Affiliates of the Seller. Such right of set off shall be exercised ratably as to Sellers proportionally based or their respective Percentage Interests in the Holdback Amount (and interest thereon). Such right of set off shall be effected by notice of the amount of set off, together with explanation of the basis for such set off, in reasonable detail, given to the Sellers’ Representative.

(c) On March 31, 2006, Buyer shall make payment to the Sellers in respect of the Holdback Amount, in an amount equal to the balance of the Holdback Amount (plus interest from the Closing at the rate of 10.0% per annum) less any amounts set off in respect of claims (or subject to set off in respect of timely submitted unresolved claims against a Seller or Sellers pursuant to Section 13.4(b)). Such amounts shall be paid to Sellers based on their Percentage Interests (subject to appropriate adjustment in the event that a claim or unresolved claim does not or did not apply ratably to all Sellers).

        13.5 EXCLUSIVE REMEDY

        Each of the Sellers and the Buyer hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims arising under this Agreement, respectively, shall be pursuant to the indemnification provisions set forth in this Article 13.

        13.6 LOST PROFITS AND SPECIAL DAMAGES

        Neither the Buyer nor any Sellers shall be required to indemnify, hold harmless or otherwise protect another party or any of their respective Affiliates or related persons for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, consequential, exemplary or indirect damages, or interference with business operations, except to the extent such claims (i) are recovered by a third party, or (ii) result from any breach of any representation or warranty made in this Agreement.

        13.7 PROCEDURE FOR INDEMNIFICATION – THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 13.1 or Section 13.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability or obligation that it may have to any indemnified party, except to the extent that the indemnifying party establishes that the defense of such action is unduly prejudiced by the indemnifying party’s failure to give such notice. Any notice to Sellers as indemnifying parties shall be given to the Sellers’ Representative.

(b) If any Proceeding referred to in Section 13.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (1) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (2) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such

Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 13.7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (ii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent; and (iii) it will be conclusively established for the purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

        13.8 PROCEDURE FOR INDEMNIFICATION – OTHER CLAIMS

        A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought. Any notice to Sellers as indemnifying parties shall be given to the Sellers’ Representative.

14. GENERAL PROVISIONS

        14.1 EXPENSES

        Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        14.2 PUBLIC ANNOUNCEMENTS

        The parties’ acknowledge that the Buyer’s registration statements filed with respect to the Plan of Exchange and Subscription Offering and any required amendments or supplements thereto will contain detailed information concerning the Company and the Contemplated Transaction that will be publicly available and circulated and publicly. Buyer is authorized to make such public disclosures respecting the Company and the Contemplated Transactions as it deems necessary to effect the Plan of Exchange, the Subscription Offering and the Contemplated Transactions.

        14.3 GOVERNING LAW

        This agreement will be governed by the laws of the State of Indiana without regard to conflicts of laws principles.

        14.4 DISPUTE RESOLUTION

(a) Agreement to Arbitrate. Except where injunctive or other equitable relief is reasonably necessary to prevent or mitigate immediate damage to the aggrieved party, in a dispute between the parties relating to this Agreement, the parties agree to utilize the arbitration procedure specified in this Section; provided, however, that in the event of a purported breach of the Agreement, the injured party shall provide notice to the breaching party and allow a period of 20 business days to cure the breach prior to initiating arbitration.

(b) Initial Notice; Attempted Settlement. A party seeking to initiate an arbitration proceeding shall give written notice (the “Initial Notice”) to the other party describing briefly the nature of its dispute and its claim and identifying an individual with authority to settle such dispute on its behalf (the “Settlement Agent”). The party receiving such notice shall have 10 days within which to designate its own Settlement Agent. The Settlement Agent of each Seller shall be the Sellers’ Representative. The Settlement Agents shall make such investigations as they deem appropriate and thereafter promptly shall commence discussions concerning resolution of such dispute.

(c) Arbitration Procedure. If the dispute has not been resolved within the later of (i) 30 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice or (ii) 45 days from the giving of the Initial Notice, it shall be submitted to arbitration, as follows. The arbitration required by this provision shall be conducted expeditiously in accordance with the then current rules of the Center for Public Resources (CPR) Rules for Non-Administered Arbitration of Business Disputes (the CPR Rules), by a sole arbitrator. The sole arbitrator shall be a lawyer admitted to practice in Indiana from the approved list maintained by CPR who is willing to serve as arbitrator. The arbitrator shall be mutually selected. If the parties cannot agree upon a sole arbitrator, then one shall be chosen pursuant to the CPR Rules. The arbitration shall be governed by the Uniform Arbitration Act, Indiana Code § 34-4-2-1 et seq., and judgment upon the award and/or other relief rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitration shall take place in the City of Indianapolis, Indiana. In deciding the dispute(s) and/or issue(s), the arbitrator shall be bound by, and shall faithfully apply, the laws of the State of Indiana, including the laws of evidence but excepting the rules of procedure. Notwithstanding any contrary provision in this Agreement or otherwise the arbitrator is not empowered to award consequential, punitive, treble damages, damages for mental or emotional distress or exemplary damages, whether in common law or statutory in source.

(d) Costs; Cure of Breach. Costs of the arbitration shall be shared equally by the parties, but each party shall pay its own attorney fees incurred in connection with the arbitration. The parties agree to be bound by the decision of the arbitration tribunal. For purposes of this Section, if a dispute is based on the breach of any representation, warranty, covenant, obligation or any other agreement contained herein, and such breach is cured to the actual knowledge of the party giving the Initial Notice within 15 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice, the party giving the Initial Notice shall withdraw or shall be liable for the costs of any arbitration that results in a finding that such cure has occurred.

(e) Arbitrator’s Award. The opinions and recommendations of the arbitrator shall be binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that expenses and attorney fees may only be awarded to a party upon a finding of bad faith by the other party. In no event may the Arbitrators award exceed any applicable limits of liability set forth in Section 13.

(f) Enforcement of Agreement. Buyer and Sellers acknowledge and agree that Buyer would be irreparably damaged if the provisions of this Agreement are not performed by Sellers in accordance with their specific terms and that any breach of this Agreement by a Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each party consents to the jurisdiction of the courts in Marion County, Indiana for this purpose and WAIVES ANY RIGHT TO TRIAL BY JURY.

        14.5 NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

THE COMPANY:	Coastal Credit, LLC 3852 Virginia Beach Blvd Virginia Beach, Virginia 23452 Attn: William E. McKnight, President Telephone: 757-340-6000 Fax: 757-983-3515

SELLERS' REPRESENTATIVE:	John W. Rose FNB Corporation One FNB Boulevard Hermitage, PA 16148 Telephone: 724-983-3767 Fax: 724-983-3515

WITH A COPY TO:	Williams Mullen 222 Central Park Ave. Suite 1700 Virginia Beach, Virginia 23462 Attn: Thomas R. Frantz. Esq

BUYER:	White River Capital, Inc. 6051 El Tordo P.O. Box 1329 Rancho Santa Fe, CA 92067 Attn: Mark R. Ruh, President Telephone: 858-759-6042 Fax: 858-756-8301

WITH A COPY TO:	Eric R. Moy Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204 Telephone: 317-231-7298 Fax: 317-231-7433

        Notice of any matter that the party giving notice reasonably believes affects the Sellers collectively may be duly given by giving such notice only to the Sellers’ Representative. Notice affecting one Seller and not others shall be given to such Seller at the address for such Seller given on Schedule A. Any party may change the address to which notices, consents, waivers and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

        14.6 WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

        14.7 ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any amendment or waiver required to be provided by any Seller may be provided on behalf of each Seller by the Sellers’ Representative, unless such waiver or amendment would modify the amount of the Cash Consideration or Holdback Amount to be received by the Seller in a manner that would materially and adversely affect the economic interest of the Seller in the Contemplated Transactions.

        14.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

        No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        14.9 SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        14.10 SECTION HEADINGS, CONSTRUCTION

        The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

        14.11 TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        14.12 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        14.13 DISCLOSURE LETTERS

        Notwithstanding any specific reference to a section of this Agreement in any of the disclosures set forth in the Company, Buyer and Sellers’ Disclosure Letters and in any supplement thereto, such disclosures relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation and warranty in this Agreement. Terms used in the Company, the Buyer and Sellers’ Disclosure Letters and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement as of the date first written above.

BUYER: WHITE RIVER CAPITAL, INC. By: /s/ Mark R. Ruh —————————————— Mark R. Ruh, President	SELLERS: /s/ William E. McKnight —————————————— William E. McKnight

COMPANY: COASTAL CREDIT LLC By: /s/ William E. McKnight —————————————— William E. McKnight Manager and Chief Executive Officer	CASTLE CREEK CAPITAL PARTNERS FUND IIA, LP By: Castle Creek Capital LLC Its: General Partner By: /s/ William J. Ruh —————————————— William J. Ruh —————————————— Executive Vice President ——————————————

CASTLE CREEK CAPITAL PARTNERS FUND IIB,LP By: Castle Creek Capital LLC Its: General Partner By: /s/ William J. Ruh —————————————— William J. Ruh —————————————— Executive Vice President ——————————————

REGIONS FIRST FINANCIAL, LLC By: /s/ John W. Rose —————————————— John W. Rose —————————————— Vice President ——————————————

ELSA D. PRINCE LIVING TRUST By: /a/ Elsa D. Prince Broekhuizen —————————————— Elsa D. Prince Broekhuizen —————————————— Trustee ——————————————

[schedules and exhibits omitted]

63